Exhibit 10.3

SHARE PURCHASE AGREEMENT

between

JAHOLD B.V.,

a company incorporated under the laws of The Netherlands, and

GOLOBER B.V.,

a company incorporated under the laws of The Netherlands,

and

IVANHOE NETHERLANDS HOLDINGS II B.V.,

a company incorporated under the laws of The Netherlands,

Dated: As of October 4, 2006

SHARE PURCHASE AGREEMENT

THIS AGREEMENT FOR THE PURCHASE AND SALE OF SHARES (this “Agreement”) is made and dated as of the 4th day of October, 2006, by and among:

(1)	JAHOLD B.V., a company incorporated under the laws of The Netherlands (“Jahold”), and GOLOBER B.V., a company incorporated under the laws of The Netherlands (“Golober”), each having an office at Amsteldijk 166, 6th Floor, 1079 LH Amsterdam, The Netherlands; and

(2)	IVANHOE NETHERLANDS HOLDINGS II B.V., a company incorporated under the laws of The Netherlands (“Ivanhoe Holdings”), having its registered office at Herengracht 483, 1017 BT, Amsterdam, The Netherlands.

RECITALS

A. Jahold owns 15,625 Shares (the “MX 2003 Shares”) of Madrid Xanadu 2003, S.L., a company duly incorporated under Spanish law, having its registered address at Centro Comercial MADRID XANADU. OFICINA DE GESTION, ARROYOMOLINOS, MADRID, registered with the Commercial Registry of Madrid in Tome 17,034, Book 0, Folio 67, Section 8, Page 291,455, with Tax Identification Number (CIF) B83141085 (“MX 2003”). The MX 2003 Shares represent all of the stock of MX 2003, and were acquired by Jahold as follows: (a) by subscription of 301 Shares in the deed of transfer of Shares dated January 31, 2002, executed before the Notary Public of Madrid, Mr. Carlos de Prada Guaita; (b) by subscription of 15,323 Shares in the increase in capital dated June 11, 2002 formalized before the Notary Public of Madrid Mr. José Luis Martínez-Gil; and (c) by subscription of 1 Share in the increase in capital dated December 1, 2004 formalized before the Notary Public of Madrid Mr. Ignacio Martínez-Gil; and Jahold also owns the Jahold Inter-Company Loans (the MX 2003 Shares and the Jahold Inter-Company Loans being referred to collectively as the “MX 2003 Interests”).

B. Golober owns 50,302 Shares (the “PDN Shares”) of Parque de Nieve Madrid, S.L., a company duly incorporated under Spanish law, having its registered address at Centro Comercial MADRID XANADU. OFICINA DE GESTION, ARROYOMOLINOS, MADRID (pending of registration), registered with the Commercial Registry of Madrid in Tome 17,444, Book 0, Folio 114, Section 8, Page 299,393 with Tax Identification Number (CIF) B-83232314 (“PDN”). The PDN Shares represent all the stock of PDN and were acquired by Golober as follows: (a) by subscription of 301 Shares in the deed of incorporation dated February 26, 2002, executed before the Notary Public of Madrid, Mr. Carlos de Prada Guaita; (b) by subscription of 50,000 Shares in the increase in capital dated December 2, 2002 formalized before the Notary Public of Madrid, Mr. Carlos de Prada Guaita; and (c) by subscription of 1 Share (the “PDN Non-Registered Share”) in the increase in capital dated December 28, 2005 formalized before the Notary Public of Madrid Mr. Ignacio Martínez-Gil (pending registration with the Commercial Registry); and Golober also owns the Golober Inter-Company Loans (the PDN Registered Shares, the PDN Non-Registered Share Rights and the Golober Inter-Company Loans being referred to collectively as the “PDN Interests”).

C. Pursuant to the Contribution Agreement (as defined below) each of Jahold and Golober has agreed to contribute all of the MX 2003 Interests and the PDN Interests, respectively, to the Ivanhoe Contributee and shall receive in return the Jahold Contributee Shares and the Golober Contributee Shares, all subject to and on the terms and conditions set out in the Contribution Agreement.

D. Jahold desires to transfer and sell to Ivanhoe Holdings the Jahold Contributee Shares and Golober desires to transfer and sell to Ivanhoe Holdings the Golober Contributee Shares, and Ivanhoe Holdings desires to accept such transfer and sale, all subject to and on the terms and conditions more particularly set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Definitions. Unless otherwise expressly provided in this Agreement, all words and terms which are defined in the Contribution Agreement shall have the same meaning in this Agreement. For purposes of this Agreement, the term(s):

1.1. “Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly Controls, or is Controlled by, or is under common Control with, such first Person, provided that no Subject Company shall be considered an Affiliate of any of the Transferors or Ivanhoe Holdings for purposes of this definition. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and decision-making of a Person, and “Controlled” shall have the corresponding meaning.

1.2. “Agreement” has the meaning set forth in the introductory paragraph hereto.

1.3. “Applicable Laws” means all statutes, laws, by-laws, regulations, ordinances, orders and requirements of any Governmental Authority having jurisdiction.

1.4. “Applicable Rate” means, at any particular time, the lesser of (x) four hundred (400) basis points above the “prime rate”, as published by the Wall Street Journal, or (y) the maximum rate permitted by applicable law at such time.

1.5. “Arrears” has the meaning set forth in Section 2.3(h)(i).

1.6. “Balance” has the meaning set forth in Section 2.2(b).

1.7. “Bankruptcy Code” means 11 USC. Section 101 et seq., or any statute of similar nature or purpose under United States, Canadian, Spanish, Dutch, British, European Union or other laws.

1.8. “Business Day” means any day other than a Saturday, Sunday or a statutory holiday in any of Toronto, Ontario, Madrid, Spain, Amsterdam, Netherlands, or New York, New York.

1.9. “Claims” means all past, present and future claims, suits, proceedings, liabilities, obligations, losses, damages, penalties, judgments, costs, expenses, fines, disbursements, reasonable legal fees and disbursements, interest, demands and actions of any nature or any kind whatsoever.

1.10. “Closing” means the completion of the Transactions.

1.11. “Closing Adjustment Date” means August 31, 2006.

1.12. “Closing Adjustments” means the adjustments to the Purchase Price provided for in Section 2.3.

1.13. “Closing Date” means the date of Closing.

1.14. “Closing Deliveries Escrow Agent” means Houthoff Buruma N.V., Amsterdam, The Netherlands.

1.15. “Closing Documents” means the agreements, instruments and other deliveries to be delivered by Ivanhoe Holdings or its solicitors (or by either of them) pursuant to Section 4.2 and the agreements, instruments and other deliveries to be delivered by the Transferors or their solicitors (or either of them) pursuant to Section 4.

1.16. “Contracts” means: (i) all contracts and agreements with Third Parties (other than Leases and policies of insurance) relating to the Property to which any one or more of the Transferors or the Subject Companies is a party or by which any of the Transferors, the Subject Companies or the Property is bound in connection with the ownership, management, maintenance, operation, cleaning, security, protection or servicing of the Property, and (ii) all of the Mills Services Contracts and all Designated Contracts, if any; without limiting the foregoing, it is confirmed that none of the Management Arrangements constitutes a Contract.

1.17. “Contributee Shares” means, collectively, all of the Jahold Contributee Shares and the Golober Contributee Shares.

1.18. “Contribution Agreement” means the Agreement for Contribution of Shares made as of the date hereof between Jahold and Golober, as contributors, and the Ivanhoe Contributee, as contributee.

1.19. “Cut-Off Date” means the Business Day prior to the last day of the Due Diligence Period.

1.20. “Deposit Escrowee” has the meaning set forth in Section 2.5(a).

1.21. “Encumbrances” means, in the case of any given assets or property (whether tangible or not), all mortgages, pledges, charges, liens, debentures, hypothecs, trust deeds, assignments by way of security, security interests, conditional sales contracts or other title retention agreements or similar interests or instruments charging, or creating a security interest in, such assets or property or any part thereof or interest therein, and any agreements, leases, options, attachments (“beslagen”), garnishments, certificates of pending litigation (lis pendens), easements, rights of way, restrictions, executions or other encumbrances (including notices or other registrations in respect of any of the foregoing) affecting title to such assets or property or any part thereof.

1.22. “Escrow Agreement” means an escrow agreement pursuant to which all Closing Documents are held in escrow by the Closing Deliveries Escrow Agent pending completion of the Closing, in the form to be agreed upon by the Transferors and Ivanhoe Holdings, each acting reasonably.

1.23. “Excluded Management Assets” means the software applications listed on Schedule B.

1.24. “Final Adjustment Date” has the meaning set forth in Section 2.3(f).

1.25. “Golober” has the meaning set forth in the first paragraph of this Agreement.

1.26. “Golober Contributee Shares” means all shares of the Ivanhoe Contributee issued to Golober pursuant to the Contribution Agreement.

1.27. “Good Faith Deposit” has the meaning set forth in Section 2.5(a).

1.28. “Governmental Authority” means any government, autonomous community (“communidad autònoma”), legislature, municipality, regulatory authority, agency, commission, department, board or court or other law, regulation or rule-making entity.

1.29. “Hypo Debt” means, as of any particular time, the outstanding principal amount of the indebtedness evidenced and/or secured by the Hypo Debt Documents, together with all accrued unpaid interest thereon and any other amounts payable thereunder or in respect thereof, including all fees or other amounts payable to the lender, its lawyers or other representatives in connection with the assumption of such debt and the Hypo Debt Documents.

1.30. “Hypo Debt Credit” has the meaning set forth in Section 2.2(a).

1.31. “Hypo Debt Documents” means that certain Loan Agreement, executed on December 30, 2002, before the Notary Public of Madrid, Mr. Pablo de la Esperanza Rodriguez, with number 4,619 of his protocol, between MX 2003, as borrower, and Bayerische Hypo-Und Vereinsbank Aktiengesellschaft, as lender, arranger, and agent, together with all of the other instruments and agreements which evidence or secure the Hypo Debt including all Encumbrances securing the Hypo Debt.

1.32. “Indemnitee” has the meaning set forth in Section 9.1.

1.33. “Indemnitor” has the meaning set forth in Section 9.1.

1.34. “Inter-Company Loans” means all indebtedness of MX 2003 or PDN to any Mills Entities, including, without limitation, the Jahold Inter-Company Loans and the

Golober Inter-Company Loans, but excluding any obligations of PDN under the PDN Ground Lease.

1.35. “Ivanhoe” means Ivanhoe Cambridge Inc.

1.36. “Ivanhoe Holdings” has the meaning set forth in the second paragraph of this Agreement.

1.37. “Ivanhoe Indemnity” means the indemnity by Ivanhoe in favour of the Transferors in respect of any Claims made by the Transferors in respect of any breach of the representations and warranties made by Ivanhoe Holdings in Section 2.9, and in respect of Ivanhoe Holding’s obligations pursuant to Section 8, such indemnity to be in form and substance satisfactory to Ivanhoe and the Transferors, all acting reasonably.

1.38. “Jahold” has the meaning set forth in the first paragraph of this Agreement.

1.39. “Jahold Contributee Shares” means all the shares of the Ivanhoe Contributee issued to Jahold pursuant to the Contribution Agreement.

1.40. “Leases” means all agreements to lease, leases, renewals of leases, subtenancy agreements, parking agreements, storage agreements and other agreements (including licences) which entitle any Person to possess or occupy any space within the Property, together with all security, guarantees and indemnities relating thereto, in each case as amended, renewed or otherwise varied, but excludes the PDN Ground Lease.

1.41. “Leasing Costs” means all leasing commissions, tenant inducements, tenant allowances (excluding rent-free periods and rent abatements), the costs of leasehold improvements or other landlord’s work to the relevant space or to any other portions of the Property necessary to facilitate the leasing of the relevant space, capital and other contributions, the costs of any lease take-overs, relocations, assumptions, indemnities or assignments or similar commitments, and all other costs payable by the owners of the Property (or the lessor) in every case in respect of, in connection with, or pursuant to any Leases.

1.42. “Loan Fees” has the meaning set forth in Section 2.4(b).

1.43. “Mills’ Broker” has the meaning set forth in Section 7.

1.44. “Mills Corp.” means The Mills Corporation, a Delaware corporation.

1.45. “Mills Entity” means either of the Transferors or any other Affiliate of TMLP.

1.46. “MX 2003” has the meaning set forth in the Recitals.

1.47. “MX 2003 Interests” has the meaning set forth in the Recitals.

1.48. “MX 2003 Property” means the real property owned by MX 2003 described in the Land Registry of Arroyomolinos (Madrid), as set forth on Schedule H of the Contribution Agreement.

1.49. “Notary” means Arnout Stroeve or any other civil-law notary of Houthoff Buruma N.V. in Amsterdam.

1.50. “Notice” has the meaning ascribed thereto in Section 10.5.

1.51. “PDN” has the meaning set forth in the Recitals.

1.52. “PDN Interests” has the meaning set forth in the Recitals.

1.53. “PDN Non-Registered Share” has the meaning set forth in the Recitals.

1.54. “PDN Non-Registered Share Rights” means all of Golober’s proprietary rights, proprietary title and interests in and to the PDN Non-Registered Share, it being acknowledged that the transfer of the PDN Non-Registered Share itself will be subject to the registration of the issuance of the PDN Non-Registered Share in the Registry Sheet for PDN, and all of Golober’s rights to reimbursement of the monies contributed as nominal value and premium to pay up the PDN Non-Registered Share in the event it is amortized at PDN’s sole discretion.

1.55. “PDN Property” means the leasehold interest of PDN in a portion of the MX 2003 Property pursuant to the PDN Ground Lease.

1.56. “PDN Registered Shares” means all of the PDN Shares other than the PDN Non-Registered Share.

1.57. “Person” means an individual, partnership, corporation, trust, unincorporated organization, government, or any department or agency thereof, and the successors and assigns thereof or the heirs, executors, administrators or other legal representatives of an individual.

1.58. “PGC” has the meaning set forth in Schedule A.

1.59. “PGC Escrow Agreement” means the agreement entitled “Attachment Termination and Escrow Agreement” made the 3rd day of October, 2006 among certain Mills Entities, PGC, Tolka, Silsparo B.V. and Goldman Sachs International.

1.60. “PGC Escrow Amount” means the amount of Twenty-Five Million Euro (EUR25,000,000).

1.61. “PGC Litigation” has the meaning set forth in Schedule A.

1.62. “PGC Risk” has the meaning set forth in Schedule A.

1.63. “Post Closing Adjustments” has the meaning set forth in Section 2.3(d).

1.64. “Power Center Project” means that certain project to build a power center on a portion of the Property in which one or both of the Subject Companies are currently engaged.

1.65. “Pre-Closing Amount” has the meaning set forth in Section 2.3(i).

1.66. “Pro Rata Share” has the meaning set forth in Section 2.3(l).

1.67. “Profit” means the positive amount, if any, equal to: (i) the total consideration received, directly or indirectly, by Ivanhoe Holdings or any of its Affiliates as a result of a Subsequent Transfer, less (ii) the aggregate of: (A) the Purchase Price; and (B) all Taxes and all reasonable expenses incurred, directly or indirectly, by Ivanhoe Holdings or any of its Affiliates in connection with this Agreement or the purchase of the Contributee Shares (such aggregate being the “Total Acquisition Cost”); or in the case of a Subsequent Transfer of a partial direct or indirect interest in the Subject Companies (or their respective assets), the total amount received, directly or indirectly, by Ivanhoe Holdings or any of its Affiliates in excess of the proportion of the Total Acquisition Cost applicable to such interest. In the event that any consideration received by Ivanhoe Holdings or any of its Affiliates as a result of a Subsequent Transfer is paid in Euro such amount shall, for purposes of this definition, be converted to U.S. dollars using the conversion rate set forth in Section 2.2(c) hereof.

1.68. “Property” means the MX 2003 Property and the PDN Property, collectively.

1.69. “Purchase Price” has the meaning set forth in Section 2.2(a).

1.70. “Rechargeable Sums” has the meaning set forth in Section 2.3(g).

1.71. “Rechargeable Sums Estimate” has the meaning set forth in Section 2.3(g).

1.72. “Registry Sheet” means, in the case of each of the Subject Companies, the Registry Sheet (“Hoja Registral”) for such Subject Company at the Commercial Registry of the corporate domicile of such Subject Company.

1.73. “Rents” means rents (including percentage rents), license fees and other sums and charges paid or payable by Tenants in connection with their occupancy at the Property and for services furnished to them.

1.74. “Scheduled Closing Date” has the meaning set forth in Section 4.

1.75. “Spanish Interests” means, collectively, the MX 2003 Interests, the PDN Interests and all rights, benefits and interests relating to any of the foregoing.

1.76. “Statement of Adjustments” means a statement setting out the Closing Adjustments, approved by both parties, acting reasonably.

1.77. “Subject Companies” means MX 2003 and PDN.

1.78. “Subject Company Assets” means, collectively, all the assets of the Subject Companies, excluding the Mills Affiliates Loans and the Affiliate Equity Interests.

1.79. “Subject Period” has the meaning set forth in Section 2.3(g)(ii).

1.80. “Subsequent Transfer” has the meaning set forth in Section 8.

1.81. “Tax” or “Taxes” means all taxes, charges, fees, levies, duties, contributions, withholdings or liabilities, imposts and other assessments, whether payable to any governmental, state, federal, provincial, regional (“autonomous community”), local, or other governmental authority, including without limitation, all income, sales, use, goods and services, harmonized sales, value added, capital, capital gains, alternative, net worth, transfer, profit, withholding, payroll, employer health, excise, franchise, real property and personal property taxes, local improvement rates or charges, and any other taxes, customs duties, fees, assessments, royalties, duties, deductions or similar charges in the nature of a tax, including pension plan contributions, employment insurance payments and workers’ compensation premiums, together with any instalments, and any interest surcharges, fines and penalties imposed by any Governmental Authority, whether disputed or not.

1.82. “Tenants” means any tenants or licensees occupying space at the Property, excluding PDN.

1.83. “Third Party” means any Person who is not one of the Transferors, Ivanhoe Holdings, the Subject Companies or an Affiliate of any of them.

1.84. “Third-Party Claim” has the meaning set forth in Section 9.1.

1.85. “TMLP” means The Mills Limited Partnership, a Delaware limited partnership.

1.86. “TMLP Indemnity” means the indemnity by TMLP in favour of Ivanhoe Holdings in respect of any Claims made by Ivanhoe Holdings in respect of any breach of the representations and warranties made by any of the Transferors in Section 2.7, such document to be in form and substance satisfactory to TMLP and Ivanhoe Holdings, each acting reasonably.

1.87. “Total Percentage Rent” has the meaning set forth in Section 2.3(i).

1.88. “Transactions” means the transactions contemplated by Section 2.1 of this Agreement.

1.89. “Transfer Costs” has the meaning set forth in Section 2.4(a)(ii).

1.90. “Transferors” means, collectively, Jahold and Golober, and individually means either of them.

1.91. “Unpaid Development Costs” means the fixed amount of Seventeen Million, Seven Hundred and Forty-four Thousand, One Hundred and Fourteen Euro (€17,744,114), which the parties have agreed is the amount of the costs with respect to the Power

Centre Project which have not been paid as of the Cut-Off Date, including those that have not been incurred as of such time.

1.92. “VAT” means value added tax as provided for in the Spanish value added tax law (Ley37/1992 de 28 de diciembre- Ley del Impuesto sobre el Valor Anadido), and any other tax of a similar nature in any other jurisdiction.

2. Transfer of Contributee Shares

2.1. Conveyance. Subject to and upon the terms and conditions herein provided:

(a) Jahold hereby agrees on Closing to sell, transfer and assign to Ivanhoe Holdings and/or any Qualified Designees designated by Ivanhoe Holdings, all of the Jahold Contributee Shares, free of all Encumbrances, and Ivanhoe Holdings hereby agrees that it and/or any one or more of such Qualified Designees, shall purchase, acquire and assume the Jahold Contributee Shares on such basis.

(b) Golober hereby agrees on Closing to sell, transfer and assign to Ivanhoe Holdings and/or any Qualified Designees designated by Ivanhoe Holdings, all of the Golober Contributee Shares, free of all Encumbrances, and Ivanhoe Holdings hereby agrees that it and/or one or more of any such Qualified Designees shall purchase, acquire and assume the Golober Contributee Shares on such basis.

2.2. Purchase Price

(a) The aggregate purchase price (the “Purchase Price”) for the Contributee Shares shall be Five Hundred and Eleven Million Dollars (US$511,000,000) less the Unpaid Development Costs and consists of the aggregate of: (i) US$462,535,381 for the Jahold Contributee Shares, and (ii) US$25,950,000 for the Golober Contributee Shares. Notwithstanding the foregoing, at the Closing, Ivanhoe Holdings shall receive a credit against the Purchase Price in an amount equal to the Hypo Debt that is outstanding as of the Closing Date, including all accrued interest (the “Hypo Debt Credit”). The Unpaid Development Costs and the Hypo Debt Credit shall be calculated in Euro, but for the purposes of this Agreement shall be converted from Euro into US dollars in accordance with the provisions of Section 2.2(c).

(b) At Closing, subject to the Escrow Agreement, the Purchase Price shall be satisfied by: (A) payment to the Escrow Agent, as defined in the PGC Escrow Agreement, of the PGC Escrow Amount, which payment Ivanhoe Holdings is hereby irrevocably and unconditionally directed to make on Closing in partial satisfaction of the Purchase Price; and (B) payment to the Transferors (or as the Transferors direct in writing, in their sole and absolute discretion) subject to compliance with any Applicable Laws and orders of any court having jurisdiction, of an amount (the “Balance”) equal to the Purchase Price, as adjusted pursuant to Section 2.3 hereof, less the aggregate of (i) the PGC Escrow Amount converted into US dollars in accordance with the provisions of Section 2.2(c), (ii) the amount of the Good Faith Deposit, and (iii) the Hypo Debt Credit converted into U.S. dollars in accordance with the provisions of Section 2.2(c). The Balance shall be paid by wire transfer in accordance with wire instructions provided by the Transferors prior to Closing, subject to the Escrow Agreement.

(c) Whenever this Agreement requires a calculation of the exchange rate between the Euro and the US dollar, such exchange rate shall be 1.26885 US dollars for each Euro.

2.3. Adjustments to Purchase Price

(a) The Purchase Price of the Contributee Shares has been agreed with reference to the Contribution Value of the Spanish Interests transferred to the Ivanhoe Contributee in exchange for the Contributee Shares. Therefore, the parties have agreed to adjust the Purchase Price based on adjustments in respect of the Spanish Interests. Accordingly, except as otherwise expressly provided in Section 2.2 or 2.3, adjustments to the Purchase Price shall be made on the basis that: (i) the Transferors shall be responsible for all expenses and liabilities, and shall be entitled to receive all revenues accrued, in respect of the Spanish Interests for the period up to, and including, the Closing Adjustment Date; and (ii) for the period from, but excluding, the Closing Adjustment Date, Ivanhoe Holdings shall be responsible for all expenses and liabilities accruing in respect of the Spanish Interests and shall be entitled to all revenues accruing in respect of the Spanish Interests. Unless otherwise provided herein, all adjustments shall be made as if the Transferors received all revenues and paid all expenses and other liabilities in respect of the Property directly, notwithstanding that such is not the case and there shall be no adjustments for any assets of the Subject Companies other than the Property, except an adjustment for interest payable under the Inter-Company Loans, which shall accrue to Ivanhoe Holdings for the period from, but excluding, the Closing Adjustment Date, and except as otherwise specifically set forth herein. All Closing Adjustments shall be calculated in Euro, but solely for the purposes of calculating the Balance, all such Closing Adjustments shall be converted into US dollars using the exchange rate set out in Section 2.2(c). All Post-Closing Adjustments shall be calculated in Euro and shall not be converted into US dollars. The parties acknowledge that any payments made under this Section 2.3, except those made pursuant to Section 2.3(k) or (q), whether made at Closing or following Closing and whether made by the Transferors, Ivanhoe Holdings or the Subject Companies, shall be deemed to be adjustments to the Purchase Price.

(b) Without limiting the generality of the foregoing, the parties will adjust the following items, in the manner provided for in this Section 2.3:

(i) all rents (basic, percentage and additional) under the Leases;

(ii) all security deposits and prepaid rent (and interest thereon, if any) paid under the Leases;

(iii) all taxes and local improvement rates and charges and recoveries thereof under the Leases;

(iv) all utilities and fuel accounts and recoveries thereof under the Leases;

(v) any amounts payable under the Contracts and Rechargeable Sums under the Leases;

(vi) all unpaid Leasing Costs in respect of Leases in existence as of the end of the Due Diligence Period (except those relating to the Power Centre Project); provided, that all Leasing Costs in respect of Leases or renewals or extensions thereof that come into existence or are exercised, as applicable, after the last day of the Due Diligence Period shall be fully paid by Ivanhoe Holdings;

(vii) all salaries and fees due to the Property Employees;

(viii) one hundred percent of the costs, if any, of replacing the Excluded Management Assets with comparable software applications; and

(ix) notwithstanding any other provision of this Section 2.3, the Transferors shall be responsible for 100% of: (A) all obligations of the Subject Companies in existence as of the Closing that do not directly relate to the Property, (B) all obligations that are owing or due to any Mills Entity (other than the Jahold Inter-Company Loans and the Golober Inter-Company Loans), and (C) all obligations of the Subject Companies to Third Parties in existence as of the Closing, whether or not reflected in the Interim Financial Statements, provided that such obligations to Third Parties are neither expenses directly incurred in respect of the management, operation or leasing of Property nor expenses otherwise specifically required to be adjusted pursuant to this Section 2.3.

There shall also be an adjustment for all prepaid insurance premiums in respect of all existing insurance in respect of the Property (other than liability insurance), it being agreed that all such insurance, including the decennial insurance in respect of the Property, shall remain in full force and effect after Closing.

(c) Not later than October 3, 2006, the Transferors shall deliver to Ivanhoe Holdings a draft Statement of Adjustments calculated in accordance with this Agreement. This draft Statement of Adjustments shall have attached to it complete copies of the details of the calculations used by the Transferors to arrive at all debits and credits on such statement. The Transferors shall provide Ivanhoe Holdings with access to their working papers and back-up materials in order to adequately review the draft Statement of Adjustments. The parties shall, each acting reasonably, agree upon the Statement of Adjustments not later than October 4, 2006 and if there is any dispute in respect of numerical calculations relating to the Closing Adjustments such dispute shall be resolved by PricewaterhouseCoopers LLP with the assistance of such other experts, if any, as the latter shall designate, provided that neither PricewaterhouseCoopers LLP nor any such experts shall have any right or discretion to resolve disputes relating to interpretation of the terms of this Section 2.3 or any other terms of this Agreement, provided further that no such dispute shall delay the Closing.

(d) Except as otherwise expressly provided in this Agreement, if the final cost or amount of any item which is to be adjusted cannot be determined at Closing, then an initial adjustment for such item shall be made at Closing, such amount to be estimated by the parties, acting reasonably, as of the Closing Date on the basis of the best evidence available at the Closing as to what the final cost or amount of such item will be. All adjustments to the Purchase Price which are finalized or otherwise become known after the Closing Date (the “Post Closing Adjustments”) shall be adjusted on a post-closing basis once they have been finalized or otherwise become known and such Post Closing Adjustments shall also include any revisions to the Closing Adjustments if they have been incorrectly determined or omitted on the Statement of Adjustments. In each case when a Post Closing Adjustment is determined, the Transferors or Ivanhoe Holdings, as the case may be, shall, within 30 days of determination, provide a complete statement thereof, together with particulars relating thereto in reasonable detail, to the other and within 30 days thereafter the parties hereto shall make a final adjustment as of the Closing Adjustment Date for the Post Closing Adjustment in question.

(e) In the case of any dispute between the parties hereto in respect of numerical calculations relating to the Post Closing Adjustments, such calculation of Post Closing Adjustments shall be determined by PricewaterhouseCoopers LLP, with the assistance of such other experts, if any, as the latter shall designate provided that neither PricewaterhouseCoopers LLP nor any such experts shall have any right or discretion to resolve disputes relating to interpretation of the terms of this Section 2.3 or any other terms of this Agreement. The cost of such determination shall be shared equally between the parties hereto. Either party may refer any such dispute relating to numerical calculations to PricewaterhouseCoopers LLP for such determination and such determination shall be final and binding on the parties hereto.

(f) The Transferors and TMLP shall be jointly and severally liable for any Post Closing Adjustments owing by either of the Transferors pursuant to the provisions of this Agreement and any other obligations of the Transferors pursuant to this Section 2.3, and the Transferors and TMLP shall also execute and deliver on the Closing Date an undertaking to readjust and pay the amount of any Post Closing Adjustments as may be owing by the Transferors pursuant to the provisions of this Agreement. Ivanhoe Holdings and Ivanhoe shall be jointly and severally liable for any Post Closing Adjustments owing by Ivanhoe Holdings pursuant to the provisions of this Agreement and any other obligations of Ivanhoe Holdings pursuant to this Section 2.3, and Ivanhoe Holdings and Ivanhoe shall execute and deliver on the Closing Date an undertaking to readjust and pay the amount of any Post Closing Adjustments owing by Ivanhoe Holdings pursuant to the provisions of this Agreement. Notwithstanding the foregoing, except for any Post Closing Adjustments referred to in Section 2.3(l), all adjustments and Post Closing Adjustments to be made pursuant to this Section 2.3 shall, in any event, be completed on or before December 31, 2007 (the “Final Adjustment Date”) and no claim for any re-adjustment may be made by either party thereafter. For greater certainty, it is agreed that the provisions of Sections 2.3(k) and (q) are not subject to the time limitation set out in the preceding sentence since any amounts payable pursuant thereto do not constitute adjustments or Post-Closing Adjustments.

(g) The parties acknowledge that under the terms of the Leases, portions of certain payments, such as real property taxes and operating costs, although paid by the landlord, are charged to and payable by the Tenants under such Leases (the “Rechargeable Sums”) and are collected from such Tenants in monthly instalments on the basis of the landlord’s estimates (the “Rechargeable Sum Estimates”). The Rechargeable Sum Estimates are subject to adjustment with the Tenants when the total amounts of the Rechargeable Sums are finally determined. For greater certainty, Rechargeable Sums shall not include any expenditures or any portion thereof which are not recoverable from the Tenants. It is agreed that, with respect to the Rechargeable Sums and the Rechargeable Sum Estimates, adjustments shall be made as between the Transferors and Ivanhoe Holdings as follows:

(i) there shall be no adjustment for Rechargeable Sums on Closing. As soon as reasonably possible after the Closing, the parties shall adjust for Rechargeable Sums on the principles set forth herein;

(ii) Ivanhoe Holdings shall provide to the Transferors, on or before the 30th day prior to the Final Adjustment Date, a statement which sets out the amounts of the Rechargeable Sum Estimates collected from each Tenant, as well as the amounts expended on account of the Rechargeable Sums, in each case for the period (the “Subject Period”) from the beginning of the then current lease year, or other period relevant to the computation and recovery of Rechargeable Sums pursuant to the Leases, as appropriate, until (and including) the Closing Adjustment Date; the Transferors shall provide whatever assistance is required by Ivanhoe Holdings, acting reasonably, in preparing such statement; and

(iii) the adjustments to Rechargeable Sums shall be done on the basis that:

A. if the landlord under the Leases has collected pursuant to the Rechargeable Sum Estimates more than it has expended on account of the Rechargeable Sums for such Subject Period, the amount of such difference shall be paid to Ivanhoe Holdings and Ivanhoe Holdings shall be responsible for, and make, the required adjustments with the Tenants in respect of such over-collection in accordance with the terms of the Leases; and

B. if the landlord under the Leases has collected pursuant to the Rechargeable Sum Estimates less than it has expended on account of the Rechargeable Sums for such Subject Period, the amount of such difference shall be paid to the Transferors, and Ivanhoe Holdings shall be entitled, subject to the terms of the Leases, to recover such Rechargeable Sums from Tenants and to retain the amount collected from Tenants in respect of such difference.

Ivanhoe Holdings shall be responsible to conclude all final reconciliations and to make all payments and satisfy all obligations with all Tenants relating to the Rechargeable Sums and Rechargeable Sum Estimates; provided, however, that the parties shall readjust any amount which either Ivanhoe Holdings or the Transferors determine, acting reasonably, prior to the Final Adjustment Date, as a result of such final reconciliations with Tenants or as a result of an audit by a Tenant, was incorrectly or inaccurately adjusted or neglected to be adjusted between Ivanhoe Holdings and the Transferors pursuant to the terms hereof.

(h) It is also agreed that:

(i) except as otherwise provided for in this Agreement, Ivanhoe Holdings shall not be entitled to be paid or receive the benefit of any Arrears nor will the Transferors be entitled to any credit for any such Arrears. “Arrears” means all rents and other amounts due and payable under the Leases for any period prior to or ending on the Closing Adjustment Date. Ivanhoe Holdings shall use reasonable efforts to cause the Subject Companies to collect such Arrears following the Closing Date, provided that the Subject Companies shall not be obliged to distrain for rent, terminate any Lease or bring any action for payment of indebtedness, and the Transferors shall not take any actions or proceedings of any nature against any Tenants to collect any such Arrears. If, after the Closing Date, the Subject Companies receive any monies from any Tenant who owes Arrears, after the Closing Date, such monies shall be applied as follows:

A. first, against any rent and other amounts owing by such Tenant in respect of the month in which the Closing Date occurs;

B. second, against any rent (including arrears of rent) and other amounts owing by such Tenant in respect of any time after the month in which the Closing Date occurs;

C. third, against any third party costs (including reasonable accounting and legal costs) incurred in respect of the collection of such monies; and

D. thereafter, the excess, if any, against the Arrears; if any money is payable to the Transferors in accordance with this Clause D, Ivanhoe Holdings shall cause the Subject Companies to pay to the Transferors within 10 Business Days after collection thereof, such monies, together with a statement as to the amount of such Arrears and the application of the proceeds thereof; and

(ii) if there are any realty or business tax appeals for the period prior to Closing, the Subject Companies shall be entitled to continue such appeals and the Transferors shall be entitled to receive any payment or other benefits resulting therefrom that relate to the period prior to or ending on the Closing Adjustment Date (except to the extent that such payments are properly payable to any Tenants under the terms of their Leases, which amounts, net of all costs recoverable from the concerned Tenants, if any, shall be paid by the Subject Companies to such Tenants).

(i) There shall be no adjustment on Closing for percentage rent payable under the Leases. As soon as reasonably possible after the Closing, after the percentage rent year in which the Closing Adjustment Date occurs, the percentage rent, if any, earned under each of the Leases shall be readjusted, if necessary. The adjustments and readjustments shall be done on the following basis: the parties shall calculate the aggregate percentage rent payable by each Tenant to the landlord pursuant to its Lease for such percentage rent year (the “Total Percentage Rent”). The Transferors shall be entitled to all of the Pre-Closing Amount and Ivanhoe Holdings shall be entitled to the balance of the Total Percentage Rent. The “Pre-Closing Amount” means the Total Percentage Rent multiplied by a fraction, the numerator of which is the number of days from and including the first day of such percentage rent year to, and including, the Closing Adjustment Date and the denominator of which is the number of days in such percentage rent year.

(j) There shall be no adjustments either on or after Closing in respect of any amounts payable after Closing to the Subject Companies (or any credits, benefits, entitlements or reimbursements, existing or future, in their favour) in respect of charges, levies or other amounts that have been paid by any such Persons to any Governmental Authority or other public authority, or any utility, in respect of development of or construction on or relating to the Property. It is also confirmed that the amount of the Unpaid Development Costs is a fixed amount and is not subject to adjustment after Closing. There shall be an adjustment in favour of Ivanhoe Holdings for the estimated costs, if any, of replacing the Excluded Management Assets with comparable software applications.

(k) If at any time prior to the fifth (5th) anniversary of the Closing Date, it is ascertained that, in respect of any period prior to, or ending on, the Closing Adjustment Date, there are any Taxes (other than real property and personal property taxes) payable by any of the Subject Companies that have not been paid prior to Closing or adjusted for as a Closing Adjustment on the Closing (including any Taxes payable in respect of any tax returns or other filings for the Subject Companies for the current tax years of such Subject Companies or any Taxes that are the responsibility of Jahold or Golober pursuant to Section 2.3(m)), or any liabilities of the Subject Companies not disclosed in the MX 2003 Financial Statements or the PDN Financial Statements, the Transferors shall be responsible for all such amounts and liabilities, including all penalties and interest payable in respect thereof, notwithstanding that such amount is claimed after the Final Adjustment Date. Without limiting the generality of the foregoing, the provisions of this Section 2.3(k) include any Taxes that are ascertained to be payable after Closing as a result of any finalization of financial statements of the Subject Companies in respect of the current year of the Subject Companies or any years prior to the current year. The provisions of Section 9 shall be applicable if, after Closing, any Governmental Authority makes any Claim for Taxes that are the responsibility of either Transferor pursuant to this Section 2.3(k). For greater certainty, it is confirmed that the provisions of this Section 2.3(k) do not derogate from any other obligations of the Contributees or TMLP, or any of their Affiliates, pursuant to the Contribution Agreement (including Section 9 thereof).

(l) Except as otherwise provided in this Section 2.3(l), each of Jahold and Ivanhoe Holdings, respectively, shall be responsible for its respective Pro Rata Share of the income taxes of MX 2003 for the fiscal year in which the Closing Adjustment Date occurs (a “Current Fiscal Year”) and each of Golober and Ivanhoe Holdings, respectively, shall be responsible for its respective Pro Rata Share of the income taxes of PDN for the fiscal year in which the Closing Adjustment Date occurs (a “Current Fiscal Year”). “Pro Rata Share” means, in the case of each of the Subject Companies, respectively, the amount of the subject income taxes multiplied by a fraction, the numerator of which is the number of days from, and including, the first day of the relevant Current Fiscal Year to, and including, the Closing Adjustment Date and the denominator of which is the number of days in such Current Fiscal Year; and “Pro Rata Share”, in the case of Ivanhoe Holdings, means the amount of the subject income taxes in respect of MX 2003 or PDN, as the case may be, multiplied by a fraction, the numerator of which is the number of days from, but excluding, the Closing Adjustment Date to the end of the relevant Current Fiscal Year and the denominator of which is the number of days in the relevant Current Fiscal Year. Ivanhoe Holdings shall make, on a timely basis, all payments of Taxes of the Subject Companies that come due following the Closing Date in respect of periods prior to the Closing Adjustment Date, subject to its rights of recovery and other rights of adjustment and/or indemnification pursuant to the provisions of this Agreement and to the provisions of Section 2.3(m) and Section 9. Nothwithstanding anything to the contrary contained in this Section 2.3(l),

(i) Jahold shall be responsible for one hundred percent (100%) of any income taxes of MX 2003 for the Current Fiscal Year of MX 2003 if such taxes are its responsibility pursuant to any other provision of this Agreement or the Contribution Agreement, or if such taxes result from a sale of assets or other capital transaction that occurred on or before the Closing Date, (ii) Golober shall be responsible for one hundred percent (100%) of any income taxes of PDN for the Current Fiscal Year of PDN if such taxes are its responsibility pursuant to any other provision of this Agreement or the Contribution Agreement, or if such taxes result from a sale of assets or other capital transaction that occurred on or before the Closing Date, and (iii) Ivanhoe Holdings shall be responsible for one hundred percent (100%) of any income taxes of MX 2003 or PDN for the relevant Current Fiscal Year if such taxes results from a sale of assets or other capital transaction that occurred after the Closing Date, unless such taxes are the responsibility of Jahold or Golober pursuant to any other provision of this Agreement or the Contribution Agreement (e.g. Section 2.6(c) of the Contribution Agreement).

(m) After Closing, Ivanhoe Holdings and the Contributors jointly shall cause each of the Subject Companies to make, on a timely basis, all required tax filings or amendments to prior filings (the “Subject Tax Filings”) in respect of the current taxation year and any prior taxation year for which filings have not been made as of Closing (or in respect of which amendments of prior filings are required) provided that neither party shall have any responsibility for delays attributable to the existence or continuance of conditions or circumstances existing as of the Closing that prevent or delay the applicable filings. In connection with the preparation and filing of any Subject Tax Filings, Ivanhoe Holdings and the Contributors shall jointly retain the Designated Accountants (as defined below). The Designated Accountants shall be instructed by the parties to prepare a draft of the Subject Tax Filings based on the financial statements of the applicable Subject Company for the relevant period; upon completion of such draft filings, the Designated Accountants will provide such drafts, and any relevant supporting materials, to each of the parties. Each of the parties shall, within 15 days after receipt of same, provide concurrently to the Designated Accountants and the other party any comments or proposed amendments to such draft filings. The Designated Accountants shall consider any such comments or proposed amendments received prior to such deadline and then forthwith finalize and deliver to the parties the applicable Subject Tax Filings and upon receipt of same the parties shall then cause the Subject Companies forthwith thereafter to file such Subject Tax Filings in the form prepared by the Designated Accountants. Each of Ivanhoe Holdings and the Transferors shall provide the Designated Accountants with access to books, files and records relating to the Subject Companies or the Spanish Interests for the purpose of performing its responsibilities in accordance with the foregoing and shall provide such other cooperation and instructions as the Designated Accountants may require in performing such responsibilities. Each of Ivanhoe Holdings and the Transferors shall be responsible for 50% of all amounts payable to the Designated Accountants in connection with such services. “Designated Accountants” means Ernst & Young (or if Ernst & Young is not willing to accept such responsibilities, another internationally recognized accounting firm, acceptable to each of the Contributors and Ivanhoe Holdings, both acting reasonably). Ivanhoe Holdings and the Transferors shall provide the other and its auditors, during normal business hours at any time and from time to time after Closing to and until the Final Adjustment Date (or, in the case of a tax reassessment relating to any period prior to Closing, at any time after Closing), upon reasonable prior notice, access to its books, files and records relating exclusively to the Property, the Subject Companies or the Spanish Interests, for the purpose of preparation of financial statements, tax returns or other filings for the Subject Companies, or audits relating thereto, calculating or verifying the amount of any Closing Adjustments, percentage rent, Rechargeable Sums and Rechargeable Sum Estimates or, in the case of the Transferors, for the purpose of obtaining information required to complete any audit of the financials of Mills Corp. and/or TMLP or for any other legitimate business purpose.

(n) Ivanhoe Holdings shall not, and shall cause its Affiliates to not, take any action, or omit to take any action, following Closing that would increase the Subject Companies’ liability or obligations relating to Taxes for the period prior to Closing, except as required by Applicable Laws or existing obligations of either Subject Company, or by the auditors of the Subject Companies.

(o) The Transferors shall receive a credit at Closing for all of the monies in the possession of the Subject Companies as of Closing, provided that such monies are the property of the Subject Companies and are not subject to any claims by any other Person.

(p) The adjustments shall include: (i) an adjustment in favour of Ivanhoe Holdings for all accrued VAT payable in respect of periods prior to the Closing Adjustment Date and Ivanhoe Holdings shall cause the Subject Companies to pay all such accrued VAT when it becomes due and payable; and (ii) an adjustment in favour of the Transferors for any refunds, if any, received by the Subject Companies in respect of VAT paid by the Subject Companies in respect of periods prior to the Closing Adjustment Date.

(q) Any monies and all rental cheques received by any of the Transferors or any other Mills Entities from Tenants in respect of the period after the Closing Adjustment Date shall be held by them for the Subject Companies and remitted (and in the case of rental cheques endorsed (without recourse) in favour of, and delivered) to the Subject Companies, or as they may direct, following the Closing.

(r) Ivanhoe Holdings shall be responsible for any interest due under the Hypo Debt for the period following the Closing Adjustment Date.

(s) Ivanhoe Holdings shall be responsible for all fees due to Mills Global under the Management Arrangements for the period beginning on the date following the Closing Adjustment Date and ending at Closing, provided, that the Transferors shall cause the Management Arrangements to be terminated at Closing.

(t) The Contributors shall be credited, as a Closing Adjustment, with an amount equal to the Balance (determined without reference to this Section 2.3(t)) multiplied by .0001164 per day for the period commencing on (and including) the first day after the Closing Adjustment Date and ending on October 4, 2006, unless the Closing is delayed beyond October 5, 2006 as a result solely of the default of Ivanhoe Holdings, in which case such period shall end on the Closing Date.

(u) All of the provisions of this Section 2.3 shall survive, and shall not merge on, Closing.

2.4. Transfer Costs.

(a) Ivanhoe Holdings shall pay:

(i) all transfer taxes, sales tax, stamp duty, land taxes and any other similar taxes that will be due in connection with the sale of the Contributee Shares whether arising from a reassessment or otherwise and all city, provincial, regional and national charges to record and file documents, and whether payable at Closing or following Closing other than any costs and registration fees payable in connection with the discharge of Encumbrances affecting the Contributee Shares, if any, which are to be discharged by any of the Transferors pursuant to the terms or in furtherance of this Agreement (collectively, “Transfer Taxes”); and

(ii) all fees payable to, and all costs and expenses relating to the Notary and any other notary used by them in connection with this Agreement, the transfer of the Contributee Shares, and the Closing (the “Notary Costs”, and collectively with the Transfer Taxes, the “Transfer Costs”).

(b) The Transferors shall pay any fees or other amounts payable to the lenders or other finance parties under the Inter-Company Loans or the Hypo Debt as a result of or in connection with the transfer of the Contributee Shares hereunder (the “Loan Fees”), and shall fully indemnify and save harmless Ivanhoe Holdings and the Subject Companies from all Loan Fees.

(c) Ivanhoe Holdings hereby indemnifies and saves the Transferors and their shareholders, directors, officers, employees, advisors and agents harmless from all Claims incurred, suffered or sustained as a result of:

(i) the failure by Ivanhoe Holdings to pay any Transfer Costs; and

(ii) the failure by Ivanhoe Holdings to file any returns, certificates, filings, election notices or other documents required to be filed by Ivanhoe Holdings or the Subject Companies after Closing with any central, federal, provincial or other taxing authorities in connection with the conveyance or transfer to Ivanhoe Holdings of the Contributee Shares, unless such failure is attributable to the Registry Sheet not being open, or any other condition or circumstance existing at the Closing that prevents or delays the applicable filing.

(d) The provisions of this Section 2.4 shall survive, and shall not merge on, the Closing.

2.5. Good Faith Deposit.

(a) Prior to 11:00 a.m. on the earlier of: (i) the second Business Day following the date this Agreement is executed and delivered by both parties hereto; and (ii) the Scheduled Closing Date, Ivanhoe Holdings shall pay US$5,000,000 (the “Good Faith Deposit”) by certified cheque, wire transfer or negotiable bank draft to Davies Ward Phillips & Vineberg LLP (the “Deposit Escrowee”) to be invested by the Deposit Escrowee in trust, as directed by

Ivanhoe Holdings, in a term deposit or other similar certificate of deposit with a Canadian Schedule 1 chartered bank.

(b) If the Transactions are not completed for any reason other than the default of Ivanhoe Holdings, the Good Faith Deposit (together with all interest thereon) shall be returned to Ivanhoe Holdings forthwith thereafter without set-off or deduction. If the Transactions are not completed as a result solely of the default of Ivanhoe Holdings, the Good Faith Deposit, together with any interest earned thereon, shall be forfeited to the Transferors and thereupon be paid to the Transferors. In the event of any conflict or inconsistency between the provisions of this Section 2.5 and any other provisions of this Agreement, the provisions of this Section 2.5 shall prevail.

(c) If the Transactions are completed, the Good Faith Deposit shall be credited against the Purchase Price due on Closing and shall be paid by the Deposit Escrowee to the Transferors on Closing and any interest earned on the Good Faith Deposit shall be paid to Ivanhoe Holdings forthwith after Closing.

(d) The parties acknowledge that in holding the Good Faith Deposit, the Deposit Escrowee is acting solely as a stakeholder at the request of the parties and for their convenience, that the Deposit Escrowee, acting in such capacity, shall not be deemed to be the agent of either of the parties, and the Deposit Escrowee shall not be liable to either of the parties for any act or omission on its part. The Transferors and Ivanhoe Holdings shall jointly and severally indemnify and hold the Deposit Escrowee harmless from and against all Claims, including reasonable attorneys’ fees and disbursements (including the reasonable cost of services provided to itself in respect of any dispute hereunder), incurred in connection with the performance of the duties of the Deposit Escrowee hereunder other than Claims resulting from the gross negligence or wilful misconduct of the Deposit Escrowee.

2.6. Escrow Provisions.

All Closing Documents, except the notarial deed of transfer of the Contributee Shares, shall be delivered into escrow at the place of Closing on or before the Closing Date in accordance with the provisions of this Agreement and the Escrow Agreement.

2.7. Representations and Warranties of the Transferors.

(a) Jahold hereby represents and warrants to Ivanhoe Holdings that, as of the date of this Agreement and as of Closing:

(i) Jahold is a company duly organized and validly existing under the laws of The Netherlands and has all requisite power and authority to carry on its businesses as now conducted;

(ii) Jahold is the legal and beneficial owner of the Jahold Contributee Shares;

(iii) the Jahold Contributee Shares are free of any Encumbrances or third party rights of any nature whatsoever created by Jahold;

(iv) the execution, delivery and performance by Jahold of this Agreement and the Closing Documents to which it is a party are within its powers and have been duly authorized by Jahold. This Agreement has been duly authorized, executed and delivered and constitutes (and on Closing will constitute) the legal, valid and binding obligations of Jahold enforceable against Jahold in accordance with its terms. All of the Closing Documents to which Jahold is a party have been (or will be at the Closing) duly authorized, executed and delivered and as of the Closing will constitute the legal, valid and binding obligations of Jahold, enforceable against Jahold in accordance with their respective terms;

(v) subject to, in the case of (z) below, receipt of consent from Hypo Bank under the Hypo Loan Documents, the execution and delivery of this Agreement and the performance by Jahold of its obligations hereunder do not and will not conflict with or violate (x) any Applicable Laws, order, writ, injunction or decree of any court or governmental or quasi-governmental entity with jurisdiction over Jahold or MX 2003, (y) any decision or ruling of any arbitrator to which Jahold is a party or by which Jahold, MX 2003 or any of their assets are bound or (z) any material contract, instrument or other agreement to which Jahold is a party or by which Jahold is bound;

(vi) Jahold is solvent, able to pay its debts as such debts become due, and has capital sufficient to carry on its businesses for the period up to and including Closing and to complete the Transactions. Jahold has not filed or made in respect of itself any (A) petition in bankruptcy; (B) insolvency proceedings; (C) petition for reorganization or for appointment of a receiver or trustee; (D) assignment for the benefit of the creditors; (E) proceedings seeking protection from creditors or other relief in respect of obligations to other Persons; or (F) similar proceedings; and to its actual knowledge no such filings or petitions have been made or filed against it by any other Person.

(b) Golober hereby represents and warrants to Ivanhoe Holdings that, as of the date of this Agreement and as of Closing:

(i) Golober is a company duly organized and validly existing under the laws of The Netherlands and has all requisite power and authority to carry on its businesses as now conducted;

(ii) Golober is the legal and beneficial owner of the Golober Contributee Shares;

(iii) the Golober Contributee Shares are free of any Encumbrances or third party rights of any nature whatsoever created by Golober;

(iv) the execution, delivery and performance by Golober of this Agreement and the Closing Documents to which it is a party are within its powers and have been duly authorized by Golober. This Agreement has been duly authorized, executed and delivered and constitutes (and on Closing will constitute) the legal, valid and binding obligations of Golober enforceable against Golober in accordance with its terms. All of the Closing Documents to which Golober is a party have been (or will be at the Closing) duly authorized, executed and delivered and as of the Closing will constitute the legal, valid and binding obligations of Golober, enforceable against Golober in accordance with their respective terms;

(v) subject to, in the case of (z) below, receipt of consent from Hypo Bank under the Hypo Loan Documents, the execution and delivery of this Agreement and the performance by Golober of its obligations hereunder do not and will not conflict with or violate (x) any Applicable Laws, order, writ, injunction or decree of any court or governmental or quasi-governmental entity with jurisdiction over Golober or PDN, (y) any decision or ruling of any arbitrator to which Jahold is a party or by which Golober, PDN or any of their assets is bound or (z) material contract, instrument or other agreement to which Golober is a party or by which Golober is bound; and

(vi) Golober is solvent, able to pay its debts as such debts become due, and has capital sufficient to carry on its businesses for the period up to and including Closing and to complete the Transactions. Golober has not filed or made in respect of itself any (A) petition in bankruptcy; (B) insolvency proceedings; (C) petition for reorganization or for appointment of a receiver or trustee; (D) assignment for the benefit of the creditors; (E) proceedings seeking protection from creditors or other relief in respect of obligations to other Persons; or (F) similar proceedings; and to its actual knowledge no such filings or petitions have been made or filed against it by any other Person.

(c) The representations and warranties made by the Transferors herein shall survive, and shall not merge on, Closing without any limit on duration or other restrictions.

2.8. “As Is” Purchase

Ivanhoe Holdings acknowledges and agrees that, except as otherwise expressly provided in this Agreement, all of the Contributee Shares are being purchased by Ivanhoe Holdings “as-is, where-is”, without any representation or warranty of any kind whatsoever, either express or inferred.

2.9. Representations and Warranties of Ivanhoe Holdings

(a) Ivanhoe Holdings hereby represents and warrants to the Transferors that:

(i) it is a corporation duly organized and validly existing under the laws of The Netherlands and has all requisite corporate power and authority to carry on its businesses as now conducted;

(ii) (A) the execution, delivery and performance by it of this Agreement and the Closing Documents to which it is a party, are within its powers and have been duly and validly authorized by all requisite proceedings of Ivanhoe Holdings; (B) this Agreement has been duly executed and delivered by Ivanhoe Holdings and constitutes legal, valid and binding obligations of Ivanhoe Holdings enforceable against Ivanhoe Holdings in accordance with their terms, and does not contravene and will not result in the breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of any obligation of Ivanhoe Holdings under, any articles or by-laws of Ivanhoe

Holdings, under any Applicable Laws and/or under any material contractual restriction applicable to or binding upon Ivanhoe Holdings; and (C) on Closing, the Closing Documents to which Ivanhoe Holdings is a party will have been duly executed and delivered and will not contravene or result in the breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of any obligation of Ivanhoe Holdings under, any articles or by-laws of Ivanhoe Holdings, under any Applicable Laws and/or under any contractual restriction applicable to or binding upon Ivanhoe Holdings;

(iii) the execution and delivery of this Agreement and the performance by Ivanhoe Holdings of its obligations hereunder do not and will not conflict with or violate (x) any law, rule, judgment, regulation, order, writ, injunction or decree of any court or governmental or quasi-governmental entity with jurisdiction over Ivanhoe Holdings, (y) any decision or ruling of any arbitrator to which Ivanhoe Holdings is a party or by which Ivanhoe Holdings or any of its assets is bound or (z) any material contract, instrument or other agreement to which Ivanhoe is a party or by which Ivanhoe Holdings is bound.

(iv) Ivanhoe Holdings is solvent, able to pay its debts as such debts become due and has capital sufficient to carry on its business and to complete the Transactions. Ivanhoe Holdings has not filed or made in respect of itself any (A) petition in bankruptcy; (B) insolvency proceedings; (C) petition for reorganization or for appointment of a receiver or trustee; (D) assignment for the benefit of the creditors; (E) proceedings seeking protection from creditors or other relief in respect of obligations to other Persons; or (F) similar proceedings; and to its actual knowledge no such filings or petitions have been made or filed against it by any other Person; and

(v) Ivanhoe is an Affiliate of Ivanhoe Holdings.

(b) The representations and warranties made by Ivanhoe Holdings herein shall survive, and shall not merge on Closing without any limit on duration or other restrictions.

3. Conditions. The Closing shall be subject to the satisfaction or waiver of the conditions set forth in this Section 3.

3.1. The following are conditions to the obligation of the Transferors to close the Transactions:

(a) all of the representations and warranties of Ivanhoe Holdings contained in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing Date;

(b) on Closing, the full amount of the Balance shall have been paid in accordance with the provisions of this Agreement, the Good Faith Deposit shall have been paid to the Deposit Escrowee and Ivanhoe Holdings shall have otherwise complied with or performed all of the other material terms, covenants or conditions of this Agreement to be complied with or performed by it; and

(c) the transactions provided for in the Contribution Agreement shall have been fully completed; provided that if such transactions are not completed as a result of the default of the Transferors under the Contribution Agreement this condition shall be deemed to have been satisfied.

The conditions contained in this Section 3.1 are intended solely for the benefit of the Transferors. If any of the foregoing conditions is not satisfied on or prior to the Closing Date (or any earlier time, if such earlier time is specified in respect of such condition), the Transferors shall have the right, in their sole and absolute discretion, to waive the condition in question and proceed to Closing hereunder or terminate this Agreement by delivering notice of such termination to Ivanhoe Holdings and after such termination neither the Transferors nor Ivanhoe Holdings shall have any further rights or obligations under this Agreement, except for such rights and obligations which expressly survive the termination of this Agreement, unless the reason for the condition not being satisfied is a breach by Ivanhoe Holdings of any its obligations under this Agreement or a representation and warranty made by Ivanhoe Holdings being incorrect or inaccurate, in which case the provisions of Section 5 shall be applicable.

3.2. The following are conditions to the obligation of Ivanhoe Holdings to close the Transactions:

(a) all of the Transferors’ representations and warranties contained in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing Date;

(b) on Closing, the Transferors shall have delivered to Ivanhoe Holdings the Contributee Shares subject to no Encumbrances, the Transferors shall have complied with Section 4 in all material respects, and each Transferor shall have otherwise complied with or performed all of the other material terms, covenants and condition of this Agreement to be complied with or performed by it; and

(c) the transactions provided for in the Contribution Agreement shall have been fully completed; provided that if such transactions are not completed as a result of the default of the Ivanhoe Contributee under the Contribution Agreement, this condition shall be deemed to have been satisfied.

The conditions contained in this Section 3.2 are intended solely for the benefit of Ivanhoe Holdings. If any of the foregoing conditions is not satisfied on or prior to the Closing Date (or an earlier time, if such earlier time is specified in respect of such condition), Ivanhoe Holdings shall have the right, in its sole and absolute discretion, to waive the condition in question and proceed to the Closing hereunder or to terminate this Agreement by delivering notice of such termination to the Transferors and after such termination neither the Transferors nor Ivanhoe Holdings shall have any further rights or obligations under this Agreement, except for such rights and obligations which expressly survive the termination of this Agreement, unless the reason for the condition not being satisfied is a breach by any Transferors of any of their obligations under this Agreement or a representation or warranty made by such party being incorrect or inaccurate, in which case the provisions of Section 5 shall be applicable.

4. Closing. Immediately prior to the commencement of the Closing (but on the Closing Date) the parties shall execute and deliver the Escrow Agreement. Unless this Agreement has been terminated in accordance with the terms hereof, the Closing shall commence at 8:30 a.m. (Amsterdam time) on October 5, 2006 (the “Scheduled Closing Date”). The Closing shall be completed in accordance with the Escrow Agreement and immediately following the completion of the transactions provided for in the Contribution Agreement the notarial deed of transfer of the Jahold Contributee Shares and the Golober Contributee Shares to Ivanhoe Holdings shall be duly executed before the Notary by Jahold, Golober, Ivanhoe Holdings and the Ivanhoe Contributee.

4.1. In addition, at the Closing, the Transferors will deliver, or cause to be delivered, to the Closing Deliveries Escrow Agent:

(a)	the certificate, duly executed by the Transferors and TMLP, on a joint and several basis, certifying that the representations and warranties made by the Transferors in this Agreement are true and correct as of the Closing, or if they are not correct, expressly setting out the facts or circumstances that are the cause thereof; provided that such certificate shall not derogate from the provisions of Section 2.7;

(b)	the TMLP Indemnity;

(c)	the undertaking to re-adjust, executed by the Transferors and TMLP on a joint and several basis; and

(d)	all other documents and deliveries which Ivanhoe Holdings reasonably requests to give effect to this Agreement and the Transactions in accordance with this Agreement, provided that any such other documents are not inconsistent with the other provisions of this Agreement.

All documentation to be executed by any party hereto, or any Affiliate of such party, pursuant to Sections 4, 4.1 or 4.2 shall be in form and substance acceptable to the solicitors for Ivanhoe Holdings, and the solicitors for the Transferors, each acting reasonably and in good faith.

4.2. At the Closing, Ivanhoe Holdings will deliver, or cause to be delivered, to the Closing Deliveries Escrow Agent:

(a)	the certificate, duly executed by Ivanhoe Holdings and Ivanhoe, on a joint and several basis, certifying that the representations and warranties made by Ivanhoe Holdings in this Agreement are true and correct as of the Closing, or if they are not correct, expressly setting out the facts or circumstances that are the cause thereof; provided that such certificate shall not derogate from the provisions of Section 2.7;

(b)	the undertaking to re-adjust, executed by Ivanhoe Holdings and Ivanhoe on a joint and several basis; and

(c)	the Ivanhoe Indemnity.

5. Remedies.

(a) The parties hereto agree that if the Transactions are not completed due solely to the default of Ivanhoe Holdings hereunder, notwithstanding any other provision of this Agreement, the Transferors shall be entitled, as their sole remedy: (i) to terminate this Agreement and retain the Good Faith Deposit, in which case Ivanhoe Holdings shall not have any further liability or obligation to the Transferors hereunder nor shall the Transferors have any further liability or obligation to Ivanhoe Holdings hereunder, except for such obligations (but not liabilities) of the parties respectively as are specifically stated to survive the termination of this Agreement; or (ii) alternatively, the Transferors shall be entitled to seek the remedy of specific performance. Notwithstanding anything to the contrary in this Agreement, if the Transferors have actual knowledge of any default by Ivanhoe Holdings as of Closing and the Transferors elect to close the Transactions pursuant to this Agreement, the Transferors shall be deemed to have irrevocably waived such default and Ivanhoe Holdings shall not have any liability with respect to such default.

(b) Subject to Schedule A, the parties hereto agree that if the Transactions are not completed due solely to the default of the Transferors, Ivanhoe Holdings shall be entitled to all remedies available at law and at equity, including, without limitation, specific performance or damages in lieu of specific performance.

(c) Notwithstanding anything to the contrary in this Agreement, if Ivanhoe Holdings has actual knowledge of any default by the Transferors as of Closing but elects to complete the Transactions pursuant to this Agreement, Ivanhoe Holdings shall be deemed to have irrevocably waived such default by the Transferors hereunder and the Transferors shall not have any liability with respect to such default. In the case of Ivanhoe Holdings, “actual knowledge” means the actual knowledge of only Paul Chehab, John Comery or Nathalie Rousseau, Claude Dion or Cecil Huey.

6. Press Releases. Each of Ivanhoe Holdings and the Transferors agrees that it will not (and will cause its Affiliates not to) issue any press release or advertisement with respect to this Agreement or the Transactions without the prior written consent of the other party hereto, except to the extent required by law. If any of Ivanhoe Holdings or the Transferors (or any of their respective Affiliates) is required by law to issue such a press release or advertisement, at least one (1) Business Day prior to the issuance of the same, such party shall deliver a copy of the proposed press release or advertisement to the other party hereto for its review and approval. The provisions of this Section 6 shall survive the Closing Date and the transfer by the Transferors of the Contributee Shares, or any earlier termination of this Agreement.

7. Brokerage. Each of Ivanhoe Holdings and the Transferors represents and warrants to the other that it has not dealt with any broker other than JP Morgan Securities, Inc. and Goldman, Sachs & Co. (collectively, “Mills’ Broker”) in connection with the transactions contemplated by this Agreement, and agrees to indemnify, defend and hold the other harmless from and against any and all claims of all brokers and finders claiming by, through or under it and in any way related to this Agreement or the conveyance of the Contributee Shares to Ivanhoe Holdings, it being acknowledged that in the case of the Transferors, the Mills’ Broker is claiming through them and the Transferors shall indemnify, defend and hold Ivanhoe Holdings harmless from and against any and all claims of the Mills’ Broker. Without limiting the foregoing, the Transferors will be responsible for paying any amounts due to the Mills’ Broker in respect of the Transactions. The provisions of this Section 7 shall survive the Closing and the conveyance of the Contributee Shares to Ivanhoe Holdings, or any earlier termination of this Agreement.

8. Profit Participation: If Ivanhoe Holdings or any of its Affiliates (which after the Closing shall include the Subject Companies), individually or collectively, completes a transfer of more than twenty-five percent (25%) of the direct or indirect interests in either Subject Company or the Subject Company Assets to any Person that is not an Affiliate of Ivanhoe, whether in a single transaction or through a series of transactions, within the period of twelve (12) months following the Closing (a “Subsequent Transfer”), then Ivanhoe Holdings shall pay to the Transferors seventy-five percent (75%) of the Profit received in respect of such Subsequent Transfer(s), calculated on a cumulative basis. Ivanhoe Holdings shall deliver to the Transferors an accounting of the consideration received by it or its Affiliates and the resulting Profit in respect of any Subsequent Transfer and shall make such payment(s) of Profit to the Transferors, in each case, within five (5) Business Days after the completion of the Subsequent Transfer. If Ivanhoe Holdings fails to make any such payment within such period, then Ivanhoe Holdings shall also pay to the Transferors an amount equal to interest at the Applicable Rate on the amount unpaid, computed from such date the payment was due to and including the date of payment. For greater certainty, it is confirmed that (i) the provisions of this Section 8 shall not be applicable in respect of any transfer by Ivanhoe Holdings or any of its Affiliates (including, after Closing, the Subject Companies) of any of the direct or indirect interests in either of the Subject Companies or the Subject Company Assets that is completed at any time following the first anniversary of the Closing. If any amount is payable to the Transferors pursuant to this Section 8 such amount shall be deemed to constitute an increase in the Purchase Price. The provisions of this Section 8 shall survive the Closing Date and the transfer by the Transferors of the Contributee Shares to Ivanhoe Holdings.

9. Indemnification Mechanics

9.1. In the case of any Claim asserted in writing by a Third Party against any party hereto (the “Indemnitee”), or against any Subject Company, which Claim is subject to indemnification by any other party hereunder (the “Indemnitor”), including, without limitation, any Claim by a Governmental Authority or any request by such Governmental Authority to audit or otherwise inquire into or examine any matters as to which such a Claim arise hereunder, but excluding any Claim in respect of any liability or expense that is to be dealt with pursuant to Section 2.3 hereof, other than as provided in Section 2.3(k) (a “Third-Party Claim”), the Indemnitee shall notify the Indemnitor promptly after the Indemnitee has actual knowledge of any such Third-Party Claim as to which indemnity may be sought (provided that failure to so notify shall not affect the Indemnitor’s obligations hereunder, except that its indemnification obligation may be reduced to the extent such delay prejudices the defence of the Third-Party Claim or increases the amount of liability or the cost of the defence). If any litigation, arbitration or other legal proceedings are commenced by a Third Party in respect of such Third-Party Claim (the “Third Party Litigation”) the Indemnitee shall permit the Indemnitor, at the sole expense of the Indemnitor, to assume the defence of any such Third-Party Litigation, provided that: (i) the Indemnitor gives written notice to the Indemnitee not later than 15 Business Days after receipt of the notice of such Third-Party Litigation (or such shorter period, if any, as is reasonably specified in the Indemnitee’s notice, if such shorter period is necessary in the circumstances to avoid prejudice to the defence of the Third-Party Claim) that it shall assume such defence and agrees that it is responsible to indemnify the Indemnitee for such Third-Party Claim; and (ii) notwithstanding such assumption of the defence, the Indemnitee may participate in such defence, at the Indemnitee’s sole expense. In respect of any Third-Party Claim relating to Taxes (a “Tax Claim”), the Indemnitor shall be entitled to assume the defence of such Tax Claim provided that: (i) the Indemnitor gives written notice to the Indemnitee not later than 15 Business Days after receipt of the notice of such Tax Claim (or such shorter period, if any, as is reasonably specified in the Indemnitee’s notice, if such shorter period is necessary in the circumstances to avoid prejudice to the defence of the Tax Claim) that it shall assume such defence and agrees that it is responsible to indemnify the Indemnitee for such Tax Claim; and (ii) notwithstanding such assumption of the defence, the Indemnitee may participate in such defence, at the Indemnitee’s sole expense. Upon the assumption of control of defence of any Third Party Litigation or Tax Claim, the Indemnitor shall proceed diligently to deal with the Third-Party Litigation or Tax Claim to its conclusion, at its sole expense, including, if necessary, employment of legal counsel and other experts acceptable to the Indemnitee, acting reasonably; without limiting the foregoing, in the event of any Tax Claim being defended by the Indemnitor, the Indemnitor shall file the necessary objections or defence, and any other necessary filings, by a date at least five Business Days prior to the deadline for doing so, and provide the Indemnitee with a complete copy of such filings, and if it does not do so then the Indemnitee shall be entitled to take control of the defence of such Tax Claim.

9.2. The Indemnitee shall have the right to participate, at its own expense, in the negotiation, settlement or defence of any Third-Party Litigation or Tax Claim being defended by the Indemnitor if (but only if) such participation does not unreasonably delay the Indemnitor’s dealing with such matter and no Third-Party Claim being defended by the Indemnitor shall be settled, compromised or otherwise disposed of without the prior written consent of the Indemnitee, such consent not to be unreasonably withheld or delayed. Notwithstanding the foregoing, with respect to any Tax Claim that the Indemnitee has, in accordance with Section 9.1, elected to defend, it is confirmed that either the Indemnitee or the Indemnitor may pay to the relevant authorities any Taxes that are the subject of such Tax Claim, provided that: (A) such payment does not prejudice or otherwise adversely affect the other party’s defence of such Tax Claim or the other party’s right to continue such defence pursuant to the terms of this Agreement; in which case, such payment will not prejudice the rights of either party against the other under this Agreement (it being acknowledged that under no circumstances shall the party making the payment to the relevant authorities be entitled to reimbursement from the other party hereunder until the defence of the Tax Claim has been withdrawn, settled or otherwise resolved, and then only if and when it is otherwise entitled to reimbursement pursuant to this Agreement); or (B) if such payment is made by the Indemnitee, to the extent that such payment prejudices the Indemnitor’s ability to defend the relevant Tax Claim, and the Indemnitor has, in accordance with Section 9.1, elected to defend such Tax Claim and has not withdrawn from such defence, the Indemnitor’s indemnification obligation in respect of such Tax Claim shall be reduced to the extent of such prejudice. If the Indemnitor elects to assume control of the Third-Party Litigation, the Indemnitee shall not pay, or permit to be paid, any part of the relevant Third-Party Claim unless the Indemnitor consents in writing to such payment or the Indemnitor, subject to the last sentence of this Section 9.2, withdraws from the defence of such Third-Party Claim or a final judgment from which no appeal may be taken by or on behalf of the Indemnitor is entered against the Indemnitee in respect of such Third-Party Claim. The Indemnitor agrees that in any event it will not, (a) consent to entry of any judgment or enter into any settlement that provides for injunctive or other non-monetary relief against Indemnitee, or (b) pursue any course of defense of any such Third-Party Claim if the Indemnitee shall reasonably and in good faith determine that the conduct of such defense could be expected to adversely affect in any material respect the Indemnitee or any of its Affiliates, or the use of the Property. Notwithstanding the foregoing, if the Indemnitor obtains and desires to accept from a party to any such Third-Party Claim an offer to settle the Third-Party Claim solely for an amount certain that the Indemnitee is not willing to accept, then Indemnitee agrees that if requested by the Indemnitor, the Indemnitee will, at its sole expense, assume defence of such Third-Party Claim and thereafter the Indemnitor’s obligation with respect to such Third-Party Claim shall not exceed the costs of defense then incurred and the dollar amount of the settlement the Indemnitor proposed to accept immediately prior to such assumption by Indemnitee, it being agreed between the Indemnitee and the Indemnitor that Indemnitee will pay any greater amounts owing and bear any other impositions in excess of those contemplated in the proposed settlement arrangement.

9.3. If the Indemnitor does not accept the defence of any matter as provided in Section 9.1, the Indemnitee shall have the full right to defend against any such Third-Party Claim and shall be entitled to settle or agree to pay in full such Third-Party Claim, in its sole and absolute discretion, and any settlement or any other final determination of the Third-Party Claim shall be binding upon the Indemnitor, provided that: (i) the Indemnitor shall have the right to participate, at its own expense, in the negotiation, settlement or defence of any such matter if (but only if) such participation does not unreasonably delay the Indemnitee’s dealing with such matter, and (ii) no Third-Party Claim shall be settled, compromised or otherwise disposed of by the Indemnitee without the prior written consent of the Indemnitor unless such consent is unreasonably withheld or delayed. Notwithstanding the foregoing, with respect to any Tax Claim, the Indemnitee may, at its option, pay any such Taxes to the relevant authorities without the prior consent of the Indemnitor. If the Indemnitor fails to defend or, if after commencing or undertaking such defence, fails to prosecute or withdraws from such defence, the Indemnitee shall have the right to undertake the defence or settlement thereof, subject to the last sentence of Section 9.2, if applicable. Any failure by the Indemnitor to accept the defence of any matter as provided in Section 9.1 shall not constitute an admission of liability by the Indemnitor with respect to the relevant Third-Party Claim.

9.4. In any event, the Indemnitor and Indemnitee shall cooperate in the defence of any Third-Party Claim and each agrees to make its records available to the other with respect to such defence as reasonably requested and to the extent doing so does not compromise any claim of privilege or any other defence available to it. The parties agree that the provisions of Sections 9.1, 9.2 and 9.3 are not applicable in the case of: (i) any Claim asserted in writing by a Third Party against both Ivanhoe Holdings and one or more of the Contributors; or (ii) any Tax Claim in respect of the Taxes payable for the fiscal year in which the Closing Adjustment Date occurs; in the case of such Third Party Claim or any such Tax Claim the parties shall discuss the possibility of entering into a joint defence agreement, but there shall be no obligation on the part of any such party to do so. The provisions of this Section 9 shall survive, and shall not merge on, Closing.

9.5. If any Claim referenced in this Agreement is also the subject of a Claim referenced in Section 10 of the Contribution Agreement then the provisions of Section 10 of the Contribution Agreement shall be applicable instead of the provisions of this Section 9.

10. General.

10.1. Headings. Paragraph headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

10.2. Entire Agreement. This Agreement includes the Schedules attached hereto. This Agreement and the documents referred to herein or executed concurrently herewith constitute the entire agreement between the parties with respect to the subject matter hereof, and there are no prior agreements, understandings, restrictions, warranties or representations among the parties with regard thereto.

10.3. Governing Law.

(a) This Agreement shall be governed by and construed in accordance with the laws of The Netherlands.

(b) Any legal suit, action or proceeding against any of the Transferors or Ivanhoe Holdings arising out of or relating to this Agreement may be instituted in any court in Amsterdam, The Netherlands. The parties hereto hereby (i) irrevocably waive to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such suit, action, or proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum, and (ii) irrevocably submit to the jurisdiction of any such court in any such suit, action or proceeding.

10.4. Amendment and Waiver. Neither this Agreement, nor any of the provisions hereof, may be changed, waived, discharged or terminated, except by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

10.5. Addresses. Any notice, request, consent, acceptance, waiver or other communication required or permitted to be given under this Agreement (the “Notice”) shall be in writing and shall be given by delivery or telecopy addressed or sent as set out below:

The addresses for notices are as follows:

If to the Transferors:	Amsteldijk 166, 6th Floor
1079 LH Amsterdam
The Netherlands
Attention: Chairman of the Board of Directors

with a copy to:	The Mills Corporation
5425 Wisconsin Avenue, Suite 500
Chevy Chase, Maryland 20815
Attention: Greg Neeb and Marc C. Dorigan, Esq.

Telecopy: (301) 968-7270

and with a copy to:	Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Attention: Eugene A. Pinover

Telecopy: (301) 728-9254

If to Ivanhoe Holdings:	c/o Ivanhoe Cambridge
Centre CDP Capital
1001, Square Victoria
Suite C500
Montréal (Québec)
Canada H2Z 2B5
Attention: Paul S. Chehab

Telecopy: (514) 841-7782

- and -

c/o Ivanhoe Cambridge
300-95 Wellington Street West
Toronto, ON M5J 2R2
Attention: John Comery

Telecopy: (416) 369-3337

with a copy to:	Davies Ward Phillips & Vineberg LLP
1 First Canadian Place
44th Floor
Toronto, Ontario M5X 1B1
Attention: Greg Howard

Telecopy: (416) 863-0871

Any Notice which is delivered or is sent by telecopy in accordance with the foregoing shall be deemed to have been validly and effectively given and received on the date it is delivered or sent, unless it is delivered or sent after 5:00 p.m. on any given day or on a day which is not a Business Day, in which case it shall be deemed to have been validly and effectively given and received on the Business Day next following the day it was delivered or sent, provided that in the case of a Notice sent by telecopy it shall not be deemed to have been sent unless there has been confirmation of transmission. By giving to the other party at least three Business Days’ prior Notice, either party may, at any time and from time to time, change its address for delivery or communication for the purposes of this Section 10.5.

10.6. Validity. In the event that any provision of this Agreement shall be held to be invalid or unenforceable, the same shall not affect in any respect whatsoever the validity or enforceability of the remainder of this Agreement, unless such provision is of fundamental importance to one or more of the parties.

10.7. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. None of the parties to this Agreement shall be entitled to assign its interests in this Agreement without the prior written consent of the other parties hereto, which consent may be unreasonably and arbitrarily withheld; provided that Ivanhoe Holdings may assign all or any part of its interest in this Agreement and/or designate any one or more Person to whom the Transferors shall assign their respective interest in the Contributee Shares without consent of any parties hereto; provided, however, that (i) each such assignee and designee shall be a Qualified Designee and (ii) no such assignment or designation shall release Ivanhoe Holdings from any of its obligations hereunder.

10.8. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same agreement.

10.9. Survival. Except as expressly set forth herein, the provisions of this Agreement shall not survive the Closing and the transfer by the Transferors of the Contributee Shares to Ivanhoe Holdings.

10.10. Further Assurances. Each party hereto agrees to do all acts and things and to make, execute and deliver such written instruments as shall from time to time be reasonably required to carry out the terms and provisions of this Agreement.

10.11. Construction. Ivanhoe Holdings and the Transferors acknowledge that each party and its counsel have reviewed and drafted this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Agreement or any other document executed and delivered by any party in connection with the transactions contemplated by this Agreement.

10.12. Miscellaneous. The Schedules attached to this Agreement are a part of this Agreement.

10.13. Currency. Unless otherwise indicated in this Agreement, all references to dollar amounts in this Agreement are expressed in United States currency.

10.14. Time of the Essence. Time shall be of the essence of this Agreement. Unless otherwise expressly provided in this Agreement, any references to time shall be to

Toronto time. If anything herein is to be done on a day which is not a Business Day, the same shall be done on the next succeeding Business Day.

10.15. Entity Classification Election. The parties shall cause the Ivanhoe Contributee to make, not later than October 31, 2006, a “check-the-box” election to treat the Ivanhoe Contributee as a partnership for US tax purposes and all of them shall cooperate with each other to facilitate the making of such election. Ivanhoe Holdings shall not take any steps with respect to such election as would have adverse effect on Jahold, Golober or any other Mills Entity.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

JAHOLD B.V., a company incorporated under the laws of The Netherlands

by	/s/ Peter Todd
	Name:	Peter Todd
	Title:	Director

GOLOBER B.V., a company incorporated under the laws of The Netherlands

by	/s/ Peter Todd
	Name:	Peter Todd
	Title:	Director

IVANHOE NETHERLANDS holdings II B.V., a company incorporated under the laws of The Netherlands

by	/s/ Paul S. Chehab
	Name:	Paul S. Chehab
	Title:	Director

by	/s/ John Wm. Comery
	Name:	John Wm. Comery
	Title:	Director

SCHEDULES

Schedule	Description

Schedule A	Additional Provisions re: Remedies

Schedule B	Excluded Management Assets

Schedule C	Intentionally Deleted

Schedule D	Jahold Inter-Company Loans and Golober Inter-Company Loans

The registrants undertake to furnish supplementally a copy of any of the schedules listed above to the Commission upon request.